Exhibit 99.1

National CineMedia, Inc. Chairman Of
The Board Scott N. Schneider To Retire

CENTENNIAL, Colo. - July 23, 2018 - National CineMedia, Inc. (NASDAQ:NCMI) (“NCM, Inc.”), the managing member and owner of 48.8% of National CineMedia, LLC (“NCM LLC”), the operator of the largest in-theater digital media network in North America, announced today that Chairman of the Board Scott N. Schneider will retire as of July 31, 2018.

Schneider has served as an independent Director of National CineMedia, Inc. since February 2007 with a majority of that time as Lead Director, and has served as Chairman of the Board since January 2016. He also served as a member of the NCM Audit Committee and the Nominating and Governance Committee.

“For more than a decade, it has been a privilege to serve as a company Director. Although I will be retiring from NCM to devote more time to other professional and personal pursuits, I wish the Board, the company, its management and employees continued success,” Schneider said.

NCM CEO and Director Andy England noted, “I have greatly valued Scott’s wisdom, financial acumen and even-handed guidance, and always respected his care and concern for our company, our shareholders and our employees. He led the Board during a time of extraordinary success at NCM, and I thank him for his service and wish him all the best in the future.”

About National CineMedia (NCM), Inc.

National CineMedia (NCM) is America's Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 700 million moviegoers annually attend theaters that are currently under contract to present NCM's Noovie pre-show in 54 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group. NCM's cinema advertising network offers broad reach and unparalleled audience engagement with over 20,800 screens in over 1,650 theaters in 187 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

National CineMedia, Inc.

INVESTOR CONTACT:
Ted Watson, 800-844-0935
investors@ncm.com
or
MEDIA CONTACT:
Amy Jane Finnerty, 212-931-8117
amy.finnerty@ncm.com